Exhibit 99.2

WHITESTONE REIT WILL HOLD ITS ANNUAL MEETING OF SHAREHOLDERS AND
UNIT HOLDERS ON JULY 29

HOUSTON, TX  March 3, 2008 Whitestone REIT, which owns and manages 37 commercial properties in Texas and Arizona, announced today that the board of trustees voted to amend the by-laws to eliminate the requirement that the Annual Meeting of Shareholders be held in May.  The board of trustees has tentatively set the date of the annual meeting for July 29.

The meeting is being delayed because the trial for the State Court lawsuit with Allen Hartman has been set for June 2, 2008.  The board of trustees discussed the interest that shareholders have expressed about this litigation and decided to delay the meeting so the trial results could be discussed with the shareholders at the annual meeting. In voting to delay the annual meeting date, the trustees also took into consideration the time needed by management to prepare for the litigation.

In a letter to shareholders and unit holders, Chairman and Chief Executive Officer Jim Mastandrea said that at the question-and-answer period at last year’s annual meeting, many questions were about the litigation. Concerns were expressed about the continuing costs, the distraction of management’s time from the business, and the potential impact of the outcome. Clearly, the shareholders are interested in the status of the litigation.

“We will have a similar open question and answer period at this year’s annual meeting,”
Mr. Mastandrea wrote.

A proxy statement, which discusses in detail matters that will be presented at the annual shareholders meeting, and an annual report will be sent to all shareholders and unit holders well before the meeting.

ABOUT WHITESTONE REIT
Whitestone REIT owns and operates retail, office and office warehouse properties, 33 of which are in the Houston area, two office buildings in Dallas, a retail plaza in San Antonio and an office complex in a Carefree, AZ. For more information go to http://www.whitestonereit.com

Forward-Looking Statement:
This report includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, and the impact of competitive services and pricing and general economic risks and uncertainties.

For more information, please contact:
Dick Vaughan, Vice President of Marketing and Investor Relations
713-827-9595, Ext. 3034

WHITESTONE REIT